EXHIBIT 10

Amendment No. 1 to the Exclusive Development and Commercialization Agreement, dated as of May 11, 2001 Between InterMune, Inc. and Molichem R&D, Inc.

Our signatures below approve this document as Amendment No. 1 (“Amendment”) to that certain Exclusive Development and Commercialization Agreement, dated as of May 11, 2001, between InterMune, Inc. and MoliChem R&D, Inc. (the “Agreement”). All capitalized terms that are not defined in this Amendment No. 1 shall have the meaning ascribed to such capitalized terms in the Agreement.

1.    Section 3 (b) of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Payments.    As provided in Section 6.2 of the Agreement, the Parties shall share equally (50%/50%) the Profits and Losses for each quarterly period. Within 14 days following the beginning of each quarter, InterMune will transfer to MoliChem fifty percent (50%) of InterMune’s estimated share of Development costs for that quarter based on the budget for that quarter and the amount expected to be expended by each party. No later than thirty (30) days following the close of each calendar quarter, InterMune shall submit an invoice to each Party for the amount of any balancing payment required to meet fifty percent (50%) of the Budget for the preceding quarter. Such balancing payment would consider amounts paid by each party during the quarter, including transfers made to MoliChem by InterMune during the quarter. The amounts invoiced shall be payable no later than forty-five (45) days following the close of each calendar quarter.”

2.    The penultimate sentence of the second paragraph on page 3 of Exhibit A is hereby deleted in its entirety and replaced with the following:

“To the extent any quarterly or year-end adjustments to InterMoli are determined in good faith by InterMune to be appropriate, an appropriate adjustment to Profits and Losses for the applicable quarter or year will be made, and an appropriate payment will be made by the applicable Party within forty-five (45) days following the close of each calendar quarter.”

3.    All other sections and exhibits of the Agreement remain unchanged.

4.    This Amendment No. 1 to the Agreement is made effective as July 1, 2002.

INTERMUNE, INC.	MOLICHEM R&D, INC.
By: /S/ STEPHEN N. ROSENFIELD	By: /S/ LUIS MOLINA
Senior Vice President of Legal Affairs	President/CEO
And General Counsel

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